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                                                                    EXHIBIT 10.8

                           [HeadHunter.NET Letterhead]


                              Monday, May 18, 1998


Judith G. Hackett
4327 Stilson Circle
Atlanta, GA 30092

Dear Judy:

We are pleased to extend an offer to you to join HeadHunteres LLC as the Senior Vice President of Marketing. We are excited about the opportunities in our industry and in our company, and we are confident that you will make major contributions to our immediate and future success.

As we discussed in our meeting, this job will have broad responsibilities concerning marketing and business development. You will report to Warren Bare, CEO. We expect to grow the company rapidly over the next several years and we think you will be an outstanding resource to help pull our company forward.

Outlined below is a summary of your compensation package:

ANNUAL BASE SALARY
         $125,000 per year paid semi-monthly.

ANNUAL PERFORMANCE INCENTIVE BONUS
         A $20,000 per year performance based bonus will be available to be paid quarterly. Half of this bonus will be based on performance metrics directly under your control or under the control of the team you work with. The other half of the bonus will be based on overall performance of the company.

INITIAL OWNERSHIP OPTION
         An incentive option plan for 50,000 units of ownership in HeadHunters LLC at the current fair market value as of the date the options are granted. The current ownership pool consists of 5,000,000 units with an additional 500,000 units designated for our option program.

BENEFITS
         When eligible, you will come under the HeadHunteres LLC employee benefits program which includes major medical insurance through Blue Cross, and term life insurance through Blue Cross, and Jefferson Pilot. The health insurance provides for a $15 co pay for office visits, a $50 co pay for Emergency room visits, a $5 co pay on generic prescription drugs and a $15 co pay on brand name

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         prescription drugs as well as provisions for mental health claims and dental claims. The life insurance benefits include a $10,000 policy from Blue Cross and a Jefferson Pilot policy equaling two and a half times your basic annual earnings. Vacation benefits will be accrued at a rate of .42 day/pay period. Available sick time will be accrued one half day/month to a maximum of 6 days/year. Other benefits may be added from time to time. Until medical coverage begins under the employee benefits program, the cost of extending your existing employer's major medical coverage will be covered as provided under COBRA laws.

START DATE
         We would like you to start on May 21, 1998.

Please review this offer and fax a signed copy back to us at (770)300-9298 by Monday, May 18, 1998. We are looking forward to working with you as we grow HeadHunter.NET into one of the largest and most popular web sites on the Internet.

Sincerely,

  /s/ Kenneth Dopher
------------------------
Kenneth Dopher
Chief Financial Officer




The foregoing reflects my understanding of my employment relationship with HeadHunters LLC.


   /s/ Judith G. Hackett
------------------------

Judith G. Hackett





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